KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

EXHIBIT 11 – STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Units in millions; Dollars in millions except per unit amounts)

	Three Months Ended September 30,
	2007	2006
Weighted average number of limited partners’ units on which limited partners’ net income per unit is based: Basic	239.0	225.8
Add: Incremental units under common unit option plan and under contracts to issue units depending on the market price of the units at a future date	—	0.4
Assuming dilution	239.0	226.2

Calculation of Limited Partners’ interest in Net Income:
Income from Continuing Operations	$205.2	$227.1
Less: General Partner’s interest in Income from Continuing Operations	(155.7)	(134.0)
Limited Partners’ interest in Income from Continuing Operations	49.5	93.1
Add: Limited Partners’ interest in Income from Discontinued Operations	8.5	2.4
Limited Partners’ interest in Net Income	$58.0	$95.5

Basic and Diluted Limited Partners’ Net Income per unit:
Income from Continuing Operations	$0.21	$0.41
Income from Discontinued Operations	$0.03	$0.01
Net Income	$0.24	$0.42

	Nine Months Ended September 30,
	2007	2006
Weighted average number of limited partners’ units on which limited partners’ net income per unit is based: Basic	235.0	222.8
Add: Incremental units under common unit option plan and under contracts to issue units depending on the market price of the units at a future date	0.1	0.3
Assuming dilution	235.1	223.1

Calculation of Limited Partners’ interest in Net Income:
Income from Continuing Operations	$275.9	$728.0
Less: General Partner’s interest in Income from Continuing Operations	(439.9)	(393.7)
Limited Partners’ interest in Income from Continuing Operations	(164.0)	334.3
Add: Limited Partners’ interest in Income from Discontinued Operations	20.9	8.7
Limited Partners’ interest in Net Income	$(143.1)	$343.0

Basic and Diluted Limited Partners’ Net Income per unit:
Income from Continuing Operations	$(0.70)	$1.50
Income from Discontinued Operations	$0.09	$0.04
Net Income	$(0.61)	$1.54